FOR IMMEDIATE RELEASE

AMAG PHARMACEUTICALS ANNOUNCES THIRD QUARTER 2018 FINANCIAL RESULTS
AND PROVIDES CORPORATE UPDATE
Achieved strong third quarter financial performance and increased full year 2018 guidance
Acquired AMAG-423 for severe preeclampsia, reaffirming the company's focus on delivering innovative therapies that address unmet medical needs
Conference call scheduled for 8:00 a.m. ET today

WALTHAM, MA (November 1, 2018) – AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported unaudited consolidated financial results for the third quarter and year-to-date periods ended September 30, 2018. As a result of the sale of Cord Blood Registry® (CBR), which closed on August 6, 2018, CBR's results have been excluded from the financial results for all periods presented. Total revenues from continuing operations in the third quarter of 2018 totaled $122.2 million, compared with $124.3 million in the same period last year. While sales of the Makena® (hydroxyprogesterone caproate injection) subcutaneous (SC) auto-injector showed strong growth in the third quarter, intramuscular (IM) injection product revenues were negatively impacted by supply constraints from a third-party supplier and by the first generic entrant in the third quarter of 2018. The lower sales of Makena in the quarter were substantially offset by a 42% increase in sales of Feraheme® (ferumoxytol injection), as well as continued growth in Intrarosa® (prasterone) revenues. The company reported an operating loss from continuing operations of $19.3 million in the third quarter of 2018, compared with an operating loss of $254.2 million in the third quarter of 2017, which included a $319.2 million non-cash accounting charge. Non-GAAP adjusted EBITDA totaled $30.0 million in the third quarter of 2018, compared with $45.1 million in the third quarter of 2017.1

“We have executed well in 2018 and are pleased to report strong financial results for the third quarter. In addition, over the first nine months of 2018, we secured two FDA approvals, divested the CBR business and strengthened our balance sheet, acquired AMAG-423, an orphan drug for the potential treatment of severe preeclampsia, launched the Intrarosa direct-to-consumer campaign, and prepared for the upcoming FDA advisory committee meeting for VyleesiTM, the trade name for bremelanotide," said William Heiden, AMAG president and chief executive officer. "We continue to exceed our top- and bottom-line 2018 forecasts, allowing us to increase our financial guidance three times since the beginning of the year, representing an additional $70 million in revenue and $50 million of adjusted EBITDA since we initially published our guidance in January."

Third Quarter 2018 and Recent Business Highlights:

•	Achieved 42% growth in net Feraheme sales year over year

•	Continued strong conversion of Makena IM product to the SC auto-injector; approximately 57% of brand revenue was from SC auto-injector

–	Prasco, the company's authorized generic partner, successfully launched Makena single- and multi-dose IM formulations

•	Grew Intrarosa revenue by 52% over the second quarter of 2018

–	Increased Intrarosa weekly market share to 4.5%, with more than 146,000 total prescriptions written by more than 11,300 healthcare providers since the July 2017 launch

–	Continued scientific support for Intrarosa's differentiation with an oral presentation at the Annual Meeting of The North American Menopause Society (NAMS)

1 See summaries of GAAP to non-GAAP adjustments at the conclusion of this press release.

–	Launched Intrarosa branded and unbranded direct-to-consumer campaigns

▪	Emmy®-nominated actress Cheryl Hines and leading menopause expert, Marla Shapiro, MD, -- spokespersons for the unbranded direct-to-consumer campaign

•	Acquired AMAG-423, an orphan drug candidate for the treatment of severe preeclampsia (previously referred to as 'Velo Option')

•	Completed sale of CBR for $530 million in cash; paid off $475 million of high-yield debt, eliminating nearly $40 million in annual cash interest expense

•	Ended the third quarter with $427.5 million of cash and investments

Third Quarter Ended September 30, 2018 (unaudited)
Financial Results from Continuing Operations (GAAP Basis)
Total revenues from continuing operations for the third quarter of 2018 decreased 2% to $122.2 million, compared with $124.3 million in the third quarter of 2017. Net product sales of Makena decreased 18% to $80.2 million in the third quarter of 2018, compared with $97.6 million in the same period last year. This decrease was due to supply disruptions of the Makena branded IM products (branded single-dose vial is currently out of stock), as well as generic competition entering the market in July of 2018. Net product sales of Feraheme and MuGard® increased 41% to $37.1 million in the third quarter of 2018, compared with $26.3 million in the third quarter of 2017. This increase was driven by high physician adoption following the expansion of the Feraheme label in February 2018. Intrarosa, which was commercially launched in July 2017, contributed $4.9 million in net sales during the third quarter of 2018, compared with $0.4 million in the same period last year.

Costs and expenses from continuing operations, including cost of product sales, totaled $141.6 million in the third quarter of 2018, compared with $378.6 million for the same period in 2017. Included in third quarter of 2017 costs and expenses was a $319.2 million Makena IM-related non-cash impairment charge, as well as an expense reversal of $49.9 million in selling, general and administrative (SG&A) expenses, which was recorded to reduce the Makena contingent consideration liability. Excluding these accounting adjustments, total costs and expenses from continuing operations in the third quarter of 2017 totaled $109.3 million, compared with $141.6 million in the third quarter of 2018. The year-over-year increase was driven by higher Makena-related non-cash amortization expense and increased SG&A expenses related to the continued commercialization of the broad Feraheme label, Makena SC auto-injector and Intrarosa, partially offset by a decrease in research and development (R&D) costs. Acquired IPR&D expense in the third quarter of 2018 consisted of $12.5 million related to AMAG's acquisition of the global rights to develop and market digoxin immune fab (ovine) for the treatment of severe preeclampsia (AMAG-423).

The company reported an operating loss from continuing operations in the third quarter of 2018 of $19.3 million, compared with an operating loss of $254.2 million for the same period last year. The company reported a net loss from continuing operations of $64.7 million, or $1.88 loss per basic and diluted share, for the third quarter of 2018, compared with a net loss of $155.7 million, or $4.41 loss per basic and diluted share, for the same period in 2017. The primary driver of the third quarter 2018 net loss from continuing operations was a $35.9 million loss on extinguishment of debt, including a $28.1 million prepayment premium, which was incurred during the third quarter of 2018 as a result of the early redemption of the 2023 Senior Notes.

Financial Results from Continuing Operations (Non-GAAP Basis)1
Total costs and expenses from continuing operations on a non-GAAP basis totaled $92.2 million in the third quarter of 2018, compared with $79.2 million in the third quarter of 2017. This increase was primarily due to higher SG&A expenses related to investments to support the continued commercialization of the broad Feraheme label, Makena SC auto-injector and Intrarosa, partially offset by lower R&D costs.

Non-GAAP adjusted EBITDA from continuing operations for the third quarter of 2018 was $30.0 million, compared with $45.1 million in the third quarter of 2017.

Net Income from Discontinued Operations
As a result of the sale of CBR on August 6, 2018, CBR has been classified as discontinued operations for accounting purposes. Net income from discontinued operations in the third quarter of 2018 was $95.5 million, of which $89.6 million was the gain on the sale of the CBR business, compared with $3.7 million of net income for the same period in 2017.

Balance Sheet Highlights
As of September 30, 2018, the company’s cash and investments totaled $427.5 million, short-term debt totaled $21.4 million, and long-term total debt (2022 convertible notes) totaled $320.0 million (principal amounts outstanding).

Nine Months Ended September 30, 2018 (unaudited)
Financial Results (GAAP Basis)
Total revenues for the nine months ended September 30, 2018 increased 5.0% to $385.9 million, compared with $367.2 million for the same period in 2017. This increase is related to $20.3 million of additional sales of Feraheme year over year, as well as the addition of Intrarosa to the portfolio, partially offset by lower sales of Makena.

Costs and expenses from continuing operations, including cost of product sales, totaled $414.1 million for the nine months ended September 30, 2018, compared with $658.4 million for the same period in 2017. Included in the nine-month 2017 costs and expenses was a $319.2 million Makena IM-related non-cash impairment charge. Excluding this charge, total costs and expenses for the nine month 2017 period were $339.1 million, compared with $414.1 million for the nine-month 2018 period. The year-over-year increase was driven by higher Makena-related non-cash amortization expense and increased SG&A expenses related to investments to support the continued commercialization of the Feraheme broad label, Makena SC auto-injector and Intrarosa, partially offset by a decrease in R&D costs. Acquired IPR&D expense in the nine months ended September 30, 2018 consisted of $12.5 million related to AMAG's acquisition of the global rights to develop and market AMAG-423 and a $20 million milestone payment paid to Palatin upon FDA acceptance of the Vylessi new drug application. Acquired IPR&D expense in the nine months ended September 30, 2017 consisted of a $60 million upfront payment to Palatin for Vyleesi and an accounting charge of $5.8 million related to the transaction with Endoceutics to in-license Intrarosa.

The company reported an operating loss from continuing operations in the nine months ended September 30, 2018 of $28.2 million, compared with an operating loss of $291.1 million for the same period last year. The company reported a net loss from continuing operations of $148.6 million, or $4.33 loss per basic and diluted share, for the nine months ended 2018, compared with a net loss of $205.9 million, or $5.89 loss per basic and diluted share, for the same period in 2017. The primary driver of the third quarter 2018 net loss from continuing operations was a $35.9 million loss on extinguishment of debt, which included a $28.1 million prepayment premium that was incurred during the nine months ended September 30, 2018 as a result of the early redemption of the 2023 Senior Notes.

Financial Results (Non-GAAP Basis)1
Non-GAAP adjusted EBITDA from continuing operations for the nine months ended September 30, 2018 was $119.3 million, compared with $135.5 million for the same period in 2017.

Net Income from Discontinued Operations
As a result of the sale, CBR is being classified as discontinued operations for accounting purposes. Net income from discontinued operations was $105.1 million for the nine months ended September 30, 2018, of which $89.6 million was the gain on the sale of the CBR business, as compared to $3.2 million in the same period in 2017.

"I am pleased with the strong performance across the Company since the beginning of the year. Our execution has allowed us to achieve and/or exceed many of our goals and we are, therefore, once again increasing our financial guidance for 2018,” said Ted Myles, AMAG's chief financial officer. "We are excited about the tremendous potential of our new products and we plan to continue to invest in Intrarosa, while also making new investments in preparation for the launch of Vyleesi and the accelerated development of AMAG-423. With approximately $430 million in cash, we are well positioned to make these strategic investments, as well as to consider additional opportunities for product licensing and/or acquisition opportunities, so that we can deliver innovative products to patients with unmet medical needs and create additional value for shareholders."

Updated 2018 Financial Guidance2
The company updated its 2018 guidance to reflect business performance for the first nine months of 2018 and the outlook for the remainder of 2018. In addition, the guidance below reflects the sale of CBR, which closed on August 6, 2018.

($M)	Previous Guidance[3]	Updated 2018 Guidance[3]
Total revenue	$450 - $490	$470 - $490
GAAP Operating loss	($75) - ($55)	($72) - ($62)
Non-GAAP adjusted EBITDA	$95 - $115	$115 - $125

2 See reconciliations of 2018 GAAP to non-GAAP financial guidance at conclusion of this press release.
3 Previous and updated financial guidance reflects pro forma 2018 financial guidance from continuing operations (excludes CBR for the full year 2018).

Conference Call and Webcast Access
AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. ET to discuss the company's third quarter 2018 financial results, recent business highlights and 2018 outlook.

Dial-in Number
U.S./Canada dial-in number: (877) 412-6083
International dial-in number: (702) 495-1202
Conference ID: 1963718

Replay dial-in number: (855) 859-2056
Replay International dial-in number: (404) 537-3406
Conference ID: 1963718

A telephone replay will be available from approximately 11:00 a.m. ET on November 1, 2018 through midnight on November 8, 2018. The webcast with slides will be accessible through the Investors section of AMAG’s website at www.amagpharma.com. A replay of the webcast will be archived on the website for 30 days.

Use of Non-GAAP Financial Measures
AMAG has presented certain non-GAAP financial measures, including non-GAAP costs and expenses and non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization). These non-GAAP financial measures exclude certain amounts, expenses or income, from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

About AMAG
AMAG is a pharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging our development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas, including women’s health. For additional company information, please visit www.amagpharma.com.

About Intrarosa® (prasterone)
Intrarosa is a steroid indicated for the treatment of moderate to severe dyspareunia, a symptom of vulvar and vaginal atrophy, due to menopause. Intrarosa contains prasterone, a synthetic form of dehydroepiandrosterone (DHEA), which is an inactive endogenous sex steroid. Intrarosa is administered locally in the vagina, and is converted by enzymes in the body into androgens and estrogens. The mechanism of action is not fully established. In clinical studies, Intrarosa demonstrated efficacy through improvement in percentage of superficial cells and parabasal cells, pH and pain with intercourse.

Intrarosa is contraindicated in women with undiagnosed abnormal genital bleeding.

Estrogen is a metabolite of prasterone. Use of exogenous estrogen is contraindicated in women with a known or suspected history of breast cancer. Intrarosa has not been studied in women with a history of breast cancer.

In four 12-week randomized, placebo-controlled clinical trials, the most common adverse reaction with an incidence ≥2 percent was vaginal discharge. In one 52-week open-label clinical trial, the most common adverse reactions with an incidence ≥2 percent were vaginal discharge and abnormal pap smear. There were 11 cases of abnormal pap smears.

Please see full Prescribing Information available at www.intrarosa.com.

About Makena® (hydroxyprogesterone caproate injection)
Makena is a progestin indicated to reduce the risk of preterm birth in women pregnant with a single baby who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure. Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).

Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects reported with the Makena auto-injector use (and higher than with the Makena intramuscular injection) was injection site pain.

For additional product information, including full prescribing information, please visit www.makena.com.

About Feraheme® (ferumoxytol injection)
Feraheme received marketing approval from the FDA on June 30, 2009 for the treatment of iron deficiency anemia (IDA) in adult patients with chronic kidney disease (CKD) and was commercially launched by AMAG in the U.S. shortly thereafter. In February 2018, we received FDA approval to expand the Feraheme label to treat all eligible adult IDA patients who have intolerance to oral iron or have had unsatisfactory response to oral iron in addition to patients who have CKD. Ferumoxytol is protected in the U.S. by seven issued patents covering the composition and dosage form of the product. Six of the issued patents are listed in the FDA’s Orange Book, the last of which expires in June 2023.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Hypersensitivity reactions have occurred in patients in whom a previous Feraheme dose was tolerated. Patients with a history of multiple drug allergies may have a greater risk of anaphylaxis with parenteral iron products. Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product. Feraheme may cause clinically significant hypotension. Excessive therapy with parenteral iron can lead to excess storage of iron and possible hemosiderosis. Administration of Feraheme may transiently affect the diagnostic ability of magnetic resonance imaging. The most common adverse reactions (≥ 2%) are diarrhea, headache, nausea, dizziness, hypotension, constipation, and peripheral edema.

For additional product information, please see full Prescribing Information, including Boxed Warning, available at www.feraheme.com.

About VyleesiTM (bremelanotide)
Vyleesi, an investigational product candidate, is thought to possess a novel mechanism of action, activating endogenous melanocortin pathways involved in sexual desire and response.

The two Phase 3 studies for hypoactive sexual desire disorder (HSDD) in pre-menopausal women consisted of double-blind placebo-controlled, randomized parallel group studies comparing a subcutaneous dose of 1.75 mg of Vyleesi delivered via an auto-injector pen to placebo. Each trial consisted of more than 600 patients randomized in a 1:1 ratio to either the treatment arm or placebo with a 24 week evaluation period. In both clinical trials, Vyleesi met the pre-specified co-primary efficacy endpoints of improvement in desire and decrease in distress associated with low sexual desire as measured using validated patient-reported outcome instruments.

Women in the trials had the option, after completion of the trial, to continue in an open-label safety extension study for an additional 12 months. Nearly 80% of patients elected to remain in the open-label portion of the study, and all of these patients received Vyleesi.

In both Phase 2 and Phase 3 clinical trials, the most frequent adverse events were nausea, flushing, and headache, which were generally mild-to-moderate in severity.

Vyleesi has no known alcohol interactions.

About AMAG-423 (digoxin immune Fab)
AMAG-423 is a polyclonal antibody in development for the treatment of severe preeclampsia in pregnant women. Elevated levels of endogenous digitalis-like factors (EDLFs) have been found in the placental and maternal circulation of the majority of patients with preeclampsia, and the degree of elevation has been correlated with severity of changes in creatinine clearance (a measure of kidney function). Digoxin Immune Fab is thought to bind to these factors, causing a decrease in available serum EDLFs and inhibition of their activity. The DEEP trial, a smaller, prior placebo-controlled Phase 2 proof-of-concept study in 51 pregnant women with severe preeclampsia, was suggestive of clinical benefit in both mothers and their babies.

Digoxin Immune Fab is marketed by another company for the treatment of patients with life-threatening or potentially life-threatening digoxin toxicity or overdose.

Forward-Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, beliefs about AMAG’s accomplishments and third quarter financial results; excitement about the tremendous potential of AMAG’s new products; plans to continue to invest in AMAG’s products and product candidates; beliefs that AMAG is well-positioned to make strategic investments; plans to accelerate the development of AMAG-423; plans to consider additional opportunities for product licensing and/or acquisition opportunities and create additional value for shareholders; and expectations regarding AMAG's full year performance and updated financial guidance, including revenues, operating loss, and non-GAAP adjusted EBITDA are based on management’s current expectations and beliefs and are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the risk that sales of Makena will continue to be negatively impacted by the supply disruption and recent and future generic entries in the market; the risk that we may be unable to gain approval of our product candidates, including Vyleesi and AMAG-423 on a timely basis, or at all; the potential for such approvals, if obtained, to include unanticipated restrictions or warnings and the risk that the costs and time investments for our development efforts will be higher than anticipated, or that we have over-estimated the market and potential revenues for our products and product candidates, if approved, , as well as those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings with the SEC, which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademark of AMAG Pharmaceuticals, Inc. VyleesiTM is a trademark of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of Abeona Therapeutics, Inc. Makena® is a registered trademark of AMAG Pharma USA, Inc. Intrarosa® is a registered trademark of Endoceutics, Inc. Other trademarks referred in this report are the property of their respective owners.

– Tables Follow –

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Makena	$80,221	$97,635	$275,377	$286,771
Feraheme/MuGard	37,092	26,336	100,098	80,059
Intrarosa	4,925	360	10,331	360
Other revenues	—	—	75	53
Total revenues	122,238	124,331	385,881	367,243
Operating costs and expenses:
Cost of product sales	46,489	31,085	187,176	90,761
Research and development expenses	10,133	16,274	32,635	63,021
Acquired in-process research and development	12,500	—	32,500	65,845
Selling, general and administrative expenses	72,451	11,962	161,780	119,482
Impairment charges of intangible assets	—	319,246	—	319,246
Total costs and expenses	141,573	378,567	414,091	658,355
Operating loss	(19,335)	(254,236)	(28,210)	(291,112)

Other (expense) income:
Interest expense	(13,366)	(16,847)	(45,400)	(52,403)
Loss on debt extinguishment	(35,922)	(314)	(35,922)	(9,830)
Interest and dividend income	1,612	487	3,207	2,181
Other expense	(19)	—	(63)	(43)
Total other expense, net	(47,695)	(16,674)	(78,178)	(60,095)
Loss from continuing operations before income taxes	(67,030)	(270,910)	(106,388)	(351,207)
Income tax (benefit) expense	(2,352)	(115,197)	42,204	(145,317)
Net loss from continuing operations	$(64,678)	$(155,713)	$(148,592)	$(205,890)

Discontinued Operations:
Income from discontinued operations	5,838	4,506	18,873	4,998
Gain on sale of CBR business	89,581	—	89,581	—
Income tax (benefit) expense	(98)	854	3,346	1,796
Net income from discontinued operations	95,517	3,652	105,108	3,202

Net income (loss)	$30,839	$(152,061)	$(43,484)	$(202,688)

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(1.88)	$(4.41)	$(4.33)	$(5.89)
Income from discontinued operations	2.77	0.10	3.06	0.09
Basic and diluted net income (loss) per share:	$0.89	$(4.31)	$(1.27)	$(5.80)

Weighted average shares outstanding used to compute net income (loss) per share (basic and diluted)	34,492	35,311	34,339	34,948

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$287,166	$162,855
Marketable securities	140,368	136,593
Accounts receivable, net	85,091	91,460
Inventories	27,953	34,443
Prepaid and other current assets	13,182	11,009
Assets held for sale	—	45,508
Total current assets	553,760	481,868
Property and equipment, net	7,047	7,904
Goodwill	422,513	422,513
Intangible assets, net	230,747	375,479
Deferred tax assets	1,185	47,120
Restricted cash	495	495
Other long-term assets	69	266
Assets held for sale, net of current portion	—	564,711
Total assets	$1,215,816	$1,900,356
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,331	$7,717
Accrued expenses	141,753	166,732
Current portion of convertible notes, net	20,999	—
Current portion of acquisition-related contingent consideration	208	49,399
Liabilities held for sale	—	53,870
Total current liabilities	193,291	277,718
Long-term liabilities:
Long-term debt, net	—	466,291
Convertible notes, net	258,376	268,392
Acquisition-related contingent consideration	615	686
Other long-term liabilities	1,288	1,204
Liabilities held for sale, net of current portion	—	95,821
Total liabilities	453,570	1,110,112
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01 per share, 117,500,000 shares authorized; 34,522,957 and 34,083,112 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	345	341
Additional paid-in capital	1,286,227	1,271,628
Accumulated other comprehensive loss	(4,161)	(3,908)
Accumulated deficit	(520,165)	(477,817)
Total stockholders’ equity	762,246	790,244
Total liabilities and stockholders’ equity	$1,215,816	$1,900,356

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	(43,484)	(202,688)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	158,002	88,941
Impairment of intangible assets	—	319,246
Provision for bad debt expense	754	3,503
Amortization of premium/discount on purchased securities	96	218
Gain on disposal of fixed assets	(99)	—
Non-cash equity-based compensation expense	14,599	18,058
Non-cash IPR&D expense	—	945
Loss on debt extinguishment	35,922	9,830
Amortization of debt discount and debt issuance costs	11,824	10,600
Gains on marketable securities, net	(1)	(255)
Change in fair value of contingent consideration	(49,175)	(47,142)
Deferred income taxes	43,747	(146,682)
Gain on sale of the CBR business	(89,581)	—
Transaction costs	(14,111)	—
Changes in operating assets and liabilities:
Accounts receivable, net	7,175	(8,889)
Inventories	3,587	(600)
Prepaid and other current assets	1,101	(1,409)
Accounts payable and accrued expenses	(4,280)	29,977
Deferred revenues	8,658	14,134
Other assets and liabilities	159	(1,139)
Net cash provided by operating activities	84,893	86,648
Cash flows from investing activities:
Proceeds from sales or maturities of marketable securities	60,146	279,526
Purchase of marketable securities	(64,400)	(110,894)
Acquisition of Intrarosa intangible asset	—	(55,800)
Proceeds from the sale of the CBR business	519,303	—
Capital expenditures	(1,913)	(6,573)
Net cash provided by investing activities	513,136	106,259
Cash flows from financing activities:
Long-term debt principal payments	(475,000)	(328,125)
Proceeds from 2022 Convertible Notes	—	320,000
Payment to repurchase 2019 Convertible Notes	—	(191,480)
Payment of premium on debt extinguishment	(28,054)	—
Proceeds to settle warrants	—	323
Payment of convertible debt issuance costs	—	(9,553)
Payments of contingent consideration	(87)	(165)
Proceeds from the exercise of common stock options	2,635	2,350
Payments of employee tax withholding related to equity-based compensation	(2,632)	(2,588)
Net cash used in financing activities	(503,138)	(209,238)
Net increase (decrease) in cash, cash equivalents, and restricted cash	94,891	(16,331)

Cash, cash equivalents, and restricted cash related to discontinued operations	—	(50,017)
Cash, cash equivalents, and restricted cash at beginning of the period	192,770	276,898
Cash, cash equivalents, and restricted cash at end of the period	287,661	210,550
Supplemental data for cash flow information:
Cash paid for taxes	$5,041	$3,565
Cash paid for interest	43,546	50,892
Non-cash investing and financing activities:
Fair value of common stock issued in connection with the acquisition of the Intrarosa intangible asset	$—	$12,555
Contingent consideration accrued for the acquisition of the Intrarosa intangible asset	$—	$9,300

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended September 30, 2018
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales		Research & development		Selling, general & administrative	Acquired IPR&D	Operating Loss / Adjusted EBITDA
GAAP	$122,238	$46,489		$10,133		$72,451	$12,500	$(19,335)
Depreciation and intangible asset amortization	—	(30,945)		(6)		(456)	—
Non-cash inventory step-up adjustments	—	(412)		—		—	—
Stock-based compensation	—	(281)		(568)		(4,202)	—
Adjustments to contingent consideration	—	—		—		(9)	—
Acquired IPR&D	—	—	—	—	—	—	(12,500)
Non-GAAP Adjusted	$122,238	$14,851		$9,559		$67,784	$—	$30,044

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended September 30, 2017
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Selling, general & administrative	Intangible asset impairment charges	Operating Loss / Adjusted EBITDA
GAAP	$124,331	$31,085	$16,274	$11,962	$319,246	$(254,236)
Depreciation and intangible asset amortization	—	(23,706)	(29)	(261)	—
Non-cash inventory step-up adjustments	—	(300)	(103)	—	—
Stock-based compensation	—	(432)	(799)	(4,410)	—
Adjustments to contingent consideration	—	—	—	49,929	—
Impairment charges of intangible assets	—	—	—	—	(319,246)
Non-GAAP Adjusted	$124,331	$6,647	$15,343	$57,220	$—	$45,121

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Nine Months Ended September 30, 2018
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales		Research & development		Selling, general & administrative	Acquired IPR&D	Operating Loss / Adjusted EBITDA
GAAP	$385,881	$187,176		$32,635		$161,780	$32,500	$(28,210)
Depreciation and intangible asset amortization	—	(144,732)		(12)		(1,220)	—
Non-cash inventory step-up adjustments	—	(3,602)		—		—	—
Stock-based compensation	—	(588)		(1,896)		(12,149)	—
Adjustments to contingent consideration	—	—		—		49,175	—
Acquired IPR&D	—	—	—	—	—	—	(32,500)
Non-GAAP Adjusted	$385,881	$38,254		$30,727		$197,586	$—	$119,314

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Nine Months Ended September 30, 2017
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales		Research & development		Selling, general & administrative	Acquired IPR&D	Intangible asset impairment charges	Operating Loss / Adjusted EBITDA
GAAP	$367,243	$90,761		$63,021		$119,482	$65,845	$319,246	$(291,112)
Depreciation and intangible asset amortization	—	(69,700)		(118)		(694)	—	—
Non-cash inventory step-up adjustments	—	(1,228)		(103)		—	—	—
Stock-based compensation	—	(690)		(2,651)		(12,037)	—	—
Adjustments to contingent consideration	—	—		—		47,143	—	—
Transaction/Acquisition-related costs	—	—		—		(1,462)	—	—
Impairment charges of intangible assets	—	—		—		—	—	(319,246)
Acquired IPR&D	—	—	—	—	—	—	(65,845)	—
Non-GAAP Adjusted	$367,243	$19,143		$60,149		$152,432	$—	$—	$135,519

AMAG Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP 2018 Financial Guidance
(Unaudited, amounts in millions)

	Previous Guidance[4]	Updated 2018 Guidance[4]
GAAP operating loss	($75) - ($55)	($72) - ($62)
Depreciation & intangible asset amortization	174	177
Stock-based compensation	21	22
Non-cash inventory step up and adjustments to contingent consideration	(45)	(45)
Acquired IPR&D	20	33
Non-GAAP adjusted EBITDA	$95 - $115	$115 - $125

4 Previous (August 2018) and updated financial guidance reflects 2018 financial guidance from continuing operations (excludes CBR for the full year 2018).

AMAG Pharmaceuticals, Inc.
Share Count Reconciliation
(Unaudited, amounts in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
Weighted average basic shares outstanding	34.5		35.3		34.3		34.9
Employee equity incentive awards	—	[5]	—	[5]	—	[5]	—	[5]
GAAP diluted shares outstanding	34.5		35.3		34.3		34.9
Employee equity incentive awards	0.5	[6]	0.2	[6]	0.3	[6]	0.3	[6]
Non-GAAP diluted shares outstanding	35.0		35.5		34.6		35.2

5 Employee equity incentive awards would be anti-dilutive in this period.
6 Reflects the non-GAAP dilutive impact of employee equity incentive awards.

CONTACT:
AMAG Pharmaceuticals, Inc.
Linda Lennox
Vice President, Investor Relations
O: 617-498-2846
M: 908-627-3424